EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS AGREEMENT, dated November 3, 2008 is made by and between Kimco Realty Corporation (the “Company”), a Maryland corporation, and Michael Pappagallo (the “Executive”).

1.

Employment.  The Company hereby agrees to employ Executive, and Executive hereby agrees to be employed by the Company, upon the terms and subject to the conditions set forth in this Agreement.

2.

Certain Definitions.

(a)

“Base Salary” is defined in Section 6(a).

(b)

“Bonus” is defined in Section 6(b).

(c)

“Benefits” is defined in Section 6(d).

(d)

“Cause”.  For purposes of this Agreement, “Cause” shall mean any of the following (i) conviction of a crime (including conviction on a nolo contendere plea) involving the commission by Executive of a felony or of a criminal act involving, in the good faith judgment of the Company, fraud, dishonesty, or moral turpitude; (ii) deliberate and continual refusal to perform employment duties reasonably requested by the Company or an affiliate after thirty (30) days’ written notice by certified mail of such failure to perform, specifying that the failure constitutes cause (other than as a result of vacation, sickness, illness or injury); (iii) fraud or embezzlement determined in accordance with the Company’s normal, internal investigative procedures consistently applied in comparable circumstances; (iv) misconduct or negligence in connection with the business of the Company or an affiliate which has a substantial adverse effect on the Company or the affiliate; (v) a breach of fiduciary duty to the Company; or (vi) violation of any of the company policies prohibiting harassment or discrimination in the workplace.

(e)

“Change in Control”.  For purposes of this Agreement, a “Change in Control” shall mean (i) a sale of all or substantially all of the assets of the Company to a Person who is not an Affiliate of the Company or an entity in which the shareholders of the Company immediately prior to such transaction do not control more than 50% of the voting power immediately following the transaction, (ii) a sale by any Person resulting in more than 50% of the voting stock of the Company being held by a Person or Group that does not include Company or (iii) a merger or consolidation of the Company into another entity which is not an Affiliate of the Company or an entity in which the shareholders of the Company immediately prior to such transaction do not control more than 50% of the voting power immediately following the transaction.

(f)

"Significantly Disabled"  For purposes of this Agreement, Executive shall be “Significantly Disabled” with or without reasonable accommodation if Executive is physically or mentally incapacitated so as to render Executive incapable of performing his usual and customary duties under this Agreement.  Executive’s receipt of disability benefits under the Company’s long-term disability benefits plan (the “LTD Plan”) or receipt of Social Security disability benefits shall be deemed conclusive evidence of Total Disability for purpose of this Agreement; provided, however, that in the absence of Executive’s receipt of such long-term disability benefits or Social Security benefits, the Company may, in its reasonable discretion (but based upon appropriate medical evidence), determine that Executive is Significantly Disabled.

(g)

“Effective Date” shall mean November 3, 2008

(h)

“Stock Options” is defined in Section 6(c).

(i)

“Term of Employment” is defined in Section 3.

(j)

“Renewed Term of Employment” is defined in Section 4.

3.

Term of Employment.  The period of Executive’s employment under this Agreement shall begin as of the Effective Date and shall continue until April 14, 2011 (the “Term of Employment “), unless sooner terminated in accordance with Section 7 below or unless renewed pursuant to Section 4 or extended by mutual agreement of the parties.

4.

Renewal.  If this Agreement is not otherwise terminated at the end of the Term of Employment, it will automatically renew for a term of one (1) year (the "Renewed Term of Employment") effective on the day after the Term of Employment ends (the "renewal date"), unless either party hereto gives written notice of non-renewal at least ninety (90) days prior to the end of the Term of Employment.  At the conclusion of the Renewed Term of Employment, if applicable, this Agreement (except for the provisions set forth in Section 11, below) shall terminate and the Company shall have no further obligations under this Agreement.  The Company shall have no obligation to provide written notice to Executive of termination of this Agreement during the Renewed Term of Employment.  For purposes of this Agreement and unless otherwise specifically indicated, the phrase “Term of Employment” shall mean the Term of Employment or the Renewed Term of Employment, if applicable.

5.

Duties and Responsibilities.

(a)

During the Term of Employment and any Renewed Term of Employment, the Executive shall serve as Chief Financial Officer.  In such capacity, Executive shall perform the customary duties and have the customary responsibilities of such positions and such other duties as may be assigned to Executive from time to time by the officer to whom Executive reports or by the designee of the Company’s Chief Executive Officer.

(b)

Executive agrees to faithfully serve the Company, devote his full working time, attention and energies to the business of the Company, its subsidiaries and affiliated entities, and perform the duties under this Agreement to the best of his abilities.

(c)

Executive agrees (i) to comply with all applicable laws, rules and regulations, and all requirements of all applicable regulatory, self-regulatory, and administrative bodies; (ii) to comply with the Company’s rules, procedures, policies, requirements, and directions; and (iii) not to engage in any other business or employment without the written consent of the Company except as otherwise specifically provided herein.

(d)

In connection with his employment during the Term of Employment and Renewed Term of Employment, the Executive shall be based at the Company’s office in New Hyde Park, NY, or such other location as shall be agreed between the Executive and the Company.

6.

Compensation and Benefits.

(a)

Base Salary.  During the Term of Employment or Renewed Term of Employment, if any, the Executive shall receive a base salary (“Base Salary”) at a rate of $700,000 per annum (or such greater amount as shall be recommended by the Company’s Chief Executive Officer and approved by the Executive Compensation Committee), payable monthly or more frequently in accordance with the Company’s practice as applied to other senior executives.  Such base salary shall be reviewed at least annually.

(b)

Bonus.  The Executive may receive a discretionary bonus (“Bonus”) in cash in an amount based on the sole discretion of the Board of Directors.  In order to receive the Bonus, Executive must be employed at the time the Bonus is paid out to other executives of the Company.

(c)

Equity Compensation.

 Executive shall be eligible to be granted options to purchase shares of the Company’s common stock (“Stock Options”) in accordance with the terms of the Stock Option Plan for Key Employees and Outside Directors of Kimco Realty Corporation (the “Amended and Restated 1998 Equity Participation Plan”) and may be eligible for future grants as well.  In accordance with the above mentioned “Amended and Restated 1998 Equity Participation Plan”, he is also entitled to participate in the Restricted Stock Program.

(d)

Benefits.  During the Term of Employment, the Executive shall be entitled to participate in or receive benefits under the employee benefit plans (including health, welfare and insurance plans) and other arrangements made available by the Company to its senior employees generally (collectively “Benefits”), subject to and on a basis consistent with the terms, conditions and overall administration of such plans or arrangements.

(e)

Automobile.  During the Term of Employment and Renewed Term of Employment, if any, the Company shall also provide Executive with use of an automobile selected by Executive and shall pay fuel, oil, and other vehicle necessities and maintenance and repairs costs and expenses for or to the automobile and shall provide a drive for the Executive’s use of the automobile on Company business.

(f)

Business Expenses.  The Company shall reimburse the Executive for all reasonable travel and other business expenses incurred by the Executive in the performance of his duties to the Company hereunder provided that such expenses are incurred for business reasons and accounted for in accordance with the Company’s policy.

(g)

No Waiver.  The Executive shall also be entitled to such other benefits or terms of employment as are provided by law.

7.

Termination of Employment.  The Executive’s employment hereunder may be terminated by the Company or the Executive, as applicable, without any breach of this Agreement only under the following circumstances:

(a)

Death.  The Executive’s employment hereunder shall terminate upon his death.

(b)

Disability.  If the Company determines in good faith that the Executive is Significantly Disabled and cannot perform the essential functions of his job with or without a reasonable accommodation (including any necessary or required period of leave) during the Term of Employment, the Company may give the Executive written notice of its intention to terminate the Executive’s employment.  In such event, the Executive’s employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive, provided that within the 30 days after such receipt, the Executive shall not have returned to full-time performance of his duties with or without a reasonable accommodation.

(c)

Cause.  The Company may terminate the Executive’s employment hereunder for Cause.

(d)

Without Cause.  The Company may terminate the Executive’s employment at any time hereunder without Cause upon thirty (30) days notice.

(e)

Voluntary Resignation.  The Executive voluntarily may terminate his employment with the Company.

(f)

Expiration of Term of Employment and Ninety Day Notice Not to Renew.  Executive’s employment hereunder shall terminate upon expiration of the Term of Employment upon written notice by either party provided ninety (90) days before the expiration of the Term of Employment in accordance with Section 3, above. The giving of notice not to renew shall not constitute a termination without Cause. If this Agreement is renewed, the parties shall have no obligation to provide written notice of termination prior to the conclusion of the Renewed Term of Employment.  At the conclusion of the Renewed Term of Employment, if applicable, this Agreement (except for the provisions set forth in Section 11, below) shall terminate and the Company shall have no further obligations under this Agreement.

(g)

Notice of Termination.  Any termination of the Executive’s employment hereunder (other than by reason of the Executive’s death or expiration of the Renewed Term of Employment, if any) shall be communicated by a notice of termination to the other parties hereto.  For purposes of this Agreement, a “notice of termination” shall mean a written notice which (i) indicates the specific termination provision in the Agreement relied upon, (ii) sets forth in reasonable detail any facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision indicated and (iii) specifies the effective date of the termination.

8.

Compensation Following Termination of Employment.  Upon termination of Executive’s employment under this Agreement, Executive (or his/her designated beneficiary or estate, as the case may be) shall be entitled to receive the following compensation:

(a)

Base Salary and Accrued but Unpaid Expenses and Vacation.  The Company shall pay Executive any Base Salary for services rendered to the date of termination, any accrued but unpaid expenses required to be reimbursed under this Agreement, and any vacation accrued, but unused, to the date of termination.

(b)

Other Compensation and Benefits.  Except as otherwise provided under this Agreement,

(i)

any other compensation or benefits to which Executive may be entitled to under this Agreement or the Company’s plans, policies or other arrangements at the time of termination shall be determined and paid in accordance with the terms of this Agreement or such plans, policies and arrangements providing such compensation or benefits, and

(ii)

except as provided hereunder, Executive shall have no right to receive any other compensation, or to participate in any other plan, arrangement or benefit, with respect to future periods after such termination or resignation.

(c)

Additional Compensation Payable Following Termination without Cause.  If the Executive’s employment shall terminate without Cause (pursuant to Section 7(d)), and if Executive executes a “Separation Agreement and General Release” in substantially the same form as attached hereto as Exhibit A, the Company shall provide the following compensation and benefits to Executive unless the Change in Control provisions of Section 23 below apply:

(i)

Base Salary.  The Company shall pay the Executive a severance benefit equal to the greater of A) the remaining Base Salary payments to which Executive would be entitled for the remainder of the Term of Employment (or if this Agreement is renewed, the Renewed Term of Employment) if such termination had not occurred or B) one year’s payment of Base Salary.  Such payments shall be made at the same time and in the same manner as such compensation had been paid prior to such termination of employment.

(ii)

Minimum Bonus.  The Company shall pay Executive the Minimum Bonus(es) that he would have received pursuant to Section 6(b) if his employment had continued until the end of the Term of Employment (or if this Agreement is renewed, until the end of the Renewed Term of Employment).

(iii)

Continuation of Group Health Benefits.  If Executive elects to continue coverage under the Company’s group health plan in accordance with the COBRA continuation coverage requirements, then the Company shall pay the full cost of such coverage for the period beginning immediately following Executive’s last day of employment and ending on the earlier of (A) the last day on which salary continuation payments are made to Executive pursuant to subparagraph (i) above or (B) the expiration of the COBRA coverage period.

(iv)

Vesting of Stock Options and Restricted Stock Awards.  All outstanding unvested Stock Options and Restricted Stock shall become immediately vested and fully exercisable.  Executive will have ninety (90) days from the date of termination to exercise stock options. However, in the event of Executive's Death or Significant Disability (as defined in Section 2(f) above), Executive (or his administrator) will have one (1) year from the date of termination of employment to exercise said stock options )in accordance with Internal Revenue Code Section 22(e)(3).

(v)

Upon death or significant disability, the Executive (or such Payee as the Executive shall have designated on the signature page hereof) shall be entitled to six (6) months of Base Salary (or such greater amount as determined in Section 6(a), above) and any options with respect to common stock options of the Company then held by Executive, which are not yet exercisable shall thereupon become exercisable in accordance with the terms of such option.

If during the period the Executive is otherwise entitled to receive severance pursuant to this Section 8(c) (the “Severance Period”), the Executive becomes an owner of, becomes employed by, or otherwise manages or provides services to any other business that the Company reasonably determines significantly competes with the Company in any state in which the Company does business, then the amount of severance payments that the Executive would otherwise have received thereafter pursuant to this Section 8(c) shall be reduced (but not below zero) by the amount of payments payable to the Executive from such other business during the Severance Period.

(d)

No Other Compensation.  If Executive’s employment is terminated by reason of Cause or resignation by Executive (other than in accordance with Section 23 below following a Change in Control) or Expiration of the Term of Employment or Renewed Term of Employment, if any, then Executive shall not be entitled to any other compensation or benefits from the Company except as described in Section 8(a) and (b) above.

(e)

Compliance with Section 409A.  Payments under Section 8 shall be subject to the requirements of Section 24 below.

9.

Survival.  The expiration or termination of the Term of Employment or Renewed Term of Employment, if any, shall not impair the rights or obligations of any party hereto which shall have accrued hereunder prior to such expiration.

10.

Disputes.  Any dispute or controversy arising under, out of, in connection with or in relation to this Agreement shall, at the election and upon written demand of any party to this Agreement, be finally determined and settled by arbitration in Garden City, New York in accordance with the rules and procedures of the American Arbitration Association, and judgment upon the award may be entered in any court having jurisdiction thereof.  In such arbitration, each party shall bear its own legal fees and related costs, except that the parties shall share the fee of the arbitrator, where Employee pays an amount equal to the cost of the filing fee or purchasing an index number in federal or state court, whichever is less.  To the extent that any claim is found not to be subject to arbitration, such claim shall be either decided by the U.S. District Court for the Eastern District of New York, or the Supreme Court in and for Nassau County, New York and all such claims shall be adjudicated by a judge sitting without a jury.

The prevailing party in any such proceeding shall be entitled to collect from the other party, all legal fees and expenses as permitted by law.

11.

Restrictive Covenants.

This Section 11 shall not apply in the event of termination following a Change in Control (as defined in Section 2(e), above), pursuant to Section 23, below.

(a)

Confidentiality.

(i)

During Executive’s Term of Employment or Renewed Term of Employment, if any, with the Company, Executive will not use or disclose to any individual or entity any Confidential Information (as defined below) except (i) in the performance of Executive's duties for the Company, (ii) as authorized in writing by the Company, or (iii) as required by law or legal process, provided that prior written notice of such required disclosure is provided to the Company and that all reasonable efforts to preserve the confidentiality of such information shall be made.

(ii)

As used herein, "Confidential Information" shall mean information that (i) is used or potentially useful in the Company's business, (ii) the Company treats as proprietary, private or confidential, and (iii) is not generally known to the public.  "Confidential Information" includes, without limitation, information relating to the Company's products or services; marketing, selling or business or development plans; current or prospective customer, client, landlord, owner and tenant lists and data, trade secrets, call lists, manuals, policies, memoranda, notes, records, technical data, sketches, plans, drawings, formulae, research and development data, sources of supply and material, operating and cost data, financial information and personnel information.  "Confidential Information" also includes proprietary and/or confidential information of the Company's customers, clients, landlords, owners, tenants, suppliers and business or joint venture partners who may share such information with the Company pursuant to a confidentiality agreement or otherwise.

(b)

Non-Solicitation.

(i)

Upon termination of employment for any reason, for the longer of (A) the period of time during which Executive is receiving any form of compensation from the Company (including compensation being paid pursuant to Section 8 above) or, (B) one (1) year from the termination of his employment, Executive shall not in any capacity employ or solicit for employment, or recommend that another person employ or solicit for employment, any person who is then and was at any time during Executive's employment an employee, sales representative or agent of the Company or any subsidiary or affiliate of the Company.

(ii)

Upon termination of employment for any reason, for the longer of (A) the period of time during which Executive is receiving any form of compensation from the Company (including compensation being paid pursuant to Section 8 above) or, (B) one (1) year from the termination of his employment, Executive will not, on behalf of himself, or any other person, firm or corporation, solicit any of the Company's customers, clients, landlords, owners, tenants, and business or joint venture partners with whom he has had contact while working for the Company; nor will Executive in any way, directly or indirectly, for himself, or any other person, firm, corporation or entity, divert, or take away any of the Company's customers, clients, landlords, owners, tenants, suppliers and business or joint venture partners with whom Executive has had contact.  For purposes of this Section, the term "contact" shall mean engaging in any communication, whether written or oral, with the customer, client, landlord, owner, tenant, supplier and business or joint venture partner or any representative thereof, or obtaining any information with respect to such customer, client, landlord, owner, tenant, supplier and business or joint venture partner or representative thereof that results in a loss of existing business for Kimco.  If Executive breaches this provision, the non-solicitation period of one (1) year shall not expire until the Executive is out of breach for a period of one (1) year.

(c)

Remedies for Breach of Confidentiality and Non-Solicitation Provisions of this Agreement.  Executive acknowledges that this Section 11, its terms and his compliance are necessary to protect the Company's Confidential and Proprietary Information, its business and its goodwill, and that a breach of any of Executive's promises contained in this Section 11 will irreparably and continually damage the Company to an extent that money damages may not be adequate.  For these reasons, Executive agrees that in the event of a breach or threatened breach by the Executive of this Section 11, the Company shall be entitled to a temporary restraining order and preliminary injunction restraining Executive from such breach, without the posting of a bond.  Nothing contained in this Section shall be construed as prohibiting the Company from pursuing any other remedies available for such breach or threatened breach or any other breach of this Agreement.  The Company and Executive further acknowledge and agree that it may be difficult, if not impossible; to compute the actual damages that will be suffered by the Company upon Executive’s violation of this Section 11.  It is agreed, therefore, that in the event Executive breaches these provisions, Executive shall forfeit any payments due under the Agreement.

(d)

Effect of Termination of Employment.  Notwithstanding the provisions of Section 7(f) of this Agreement, the period of Executive's employment for purposes of determining the applicability of the restrictions contained in Section 11 of this Agreement shall include any period during which Executive is employed by the Company's successors or assigns.  Upon termination of employment, as defined herein and for whatever cause, Executive shall immediately deliver to the Company or its successors or assigns, all Company property, including without limitation all Confidential Information as defined above.

12.

Withholding of Taxes.  The Company shall withhold from any compensation and benefits payable under this Agreement all applicable federal, state, local, or other taxes.

13.

Binding on Successors.  This Agreement shall be binding upon and inure to the benefit of the Company, the Executive and their respective successors, assigns, personnel and legal representatives, executors, administrators, heirs, distributees, devisees, and legatees, as applicable.  The Company shall cause any successor to all or substantially all of its assets or business to assume this Agreement.

14.

Governing Law.  This Agreement is being made and executed in and is intended to be performed in the State of New York, and shall be governed, construed, interpreted and enforced in accordance with the substantive laws of the State of New York without regard to its conflict or choice of law rules.

15.

Validity.  The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

16.

Notices.  Any notice, request, claim, demand, document and other communication hereunder to any party shall be effective upon receipt (or refusal of receipt) and shall be in writing and delivered personally or sent, by telex, telecopy, facsimile transmission, or certified or registered mail, postage prepaid, as follows:

If to the Company, addressed to:

3333 New Hyde Park Rd.

New Hyde Park, NY 11042

Att: President

If to the Executive, to him at the address set forth below under his signature; or at any other address as any party shall have specified by notice in writing to the other parties in accordance herewith.

17.

Counterparts.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.  This Agreement shall not become enforceable until executed by the Company.

18.

Entire Agreement.  The terms of this Agreement are intended by the parties to be the final expression of their agreement with respect to the employment of the Executive by the Company, may not be contradicted by evidence of any prior or contemporaneous agreement and supersedes any and all prior agreements.  The parties further intend that this Agreement shall constitute the complete and exclusive statement of its terms and that no extrinsic evidence whatsoever may be introduced in any judicial, administrative, or other legal proceeding to vary the terms of this Agreement.

19.

Amendments; Waivers.  This Agreement may not be modified, amended, or terminated except by an instrument in writing, signed by the Executive and a disinterested director of the Company or by an arbitrator or court seeking to render enforceable through "judicial" modification an otherwise unenforceable provision.  By an instrument in writing similarly executed, the Executive or the Company may waive compliance by the other party with any provision of this Agreement that such other party was or is obligated to comply with or perform, provided, however, that such waiver shall not operate as a waiver of, or estoppel with respect to, any other or subsequent failure.  No failure to exercise and no delay in exercising any right, remedy, or power hereunder shall preclude any other or further exercise of any other right, remedy, or power provided herein or by law or in equity.

20.

No Inconsistent Actions; Cooperation.

(a)

The parties hereto shall not voluntarily undertake or fail to undertake any action or course of action inconsistent with the provisions or essential intent of this Agreement.  Furthermore, it is the intent of the parties hereto to act in a fair and reasonable manner with respect to the interpretation and application of the provisions of this Agreement.

(b)

Each of the parties hereto shall cooperate and take such actions, and execute such other documents as may be reasonably requested by the other in order to carry out the provisions and purposes of this Agreement.

21.

No Alienation of Benefits.  To the extent permitted by law the benefits provided by this Agreement shall not be subject to garnishment, attachment or any other legal process by the creditors of the Executive, his beneficiary or his estate.

22.

Indemnification.  The Company shall provide indemnification to the Executive to the extent permitted by the Company’s corporate bylaws and under New York law.

23.

Change in Control.

(a)

Requirements for Additional Compensation.  If a Change in Control occurs and either: (A) the Executive’s employment is terminated by the Company without Cause pursuant to Section 7(d) above prior to the end of the 12-month period beginning on the date of the Change in Control, or (B) the Executive Voluntarily Resigns his employment prior to the end of the 60-day period beginning on the date of the Change in Control, the Company shall provide the Executive with the additional compensation and benefits described in this Section 23.

(b)

Lump Sum Payment.  The Company shall pay Executive an amount equal to the lesser of:

(i)

The amount of Base Salary under this Agreement (or any salary of greater amount he was receiving as was determined pursuant to Section 6(a)) and bonus (defined by the amount of bonus he most recently received or the Executive’s minimum bonus, if he has never yet received a bonus), that would have been payable to the Executive if he had continued in employment until the end of the Term of Employment or Renewed Term of Employment, if any; or

(ii)

The greatest payment which in combination with all other payments to which he would be entitled that could be paid to the Executive without triggering the excise tax imposed by Section 4999 of the Internal Revenue Code.

The amount determined under this subsection (b) of this Section 23 will be paid to Executive in a single lump sum within thirty (30) days after his last day of employment.

(c)

Additional Compensation.  The Company shall pay Executive on a monthly basis an amount sufficient to reimburse Executive for the cost of premiums for continuation of group health coverage during the period Executive is receiving payments of Base Salary pursuant to clause (i) above.

(d)

Vesting of Stock Options.  All outstanding unvested Stock Options shall become immediately vested and fully exercisable.

(e)

Compliance with Section 409A.  Payments under this Section 23 shall be subject to the requirements of Section 24 below.

24.

Compliance with Section 409A.  This Section shall apply to all or any portion of any payment or benefit  payable under the Agreement as a result of termination of the Executive’s employment that is not exempted from Section 409A of the Internal Revenue Code (“409A Severance Compensation”).

Notwithstanding anything in the Agreement to the contrary, the following rules shall apply to any 409A Severance Compensation in order to prevent any accelerated or additional tax under Section 409A of the Internal Revenue Code (the “Code”):

(a)

If the termination of the Executive’s employment does not qualify as a “separation from service” within the meaning of Treasury Regulation Section 1.409A-1(h) from the “Company’s Controlled Group”, then any 409A Severance compensation will not commence until a “separation from service” occurs or, if earlier, the earliest other date as is permitted under Section 409A of the Code.  For this purpose, the “Company’s Controlled Group” means the Company (i) any corporation which is a member of a controlled group or corporations (as defined in Section 414(b) of the Code) which includes the Company and (ii) any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with the Company.

(b)

If at the time of the Executive’s separation from service, the Executive is a “specified employee” as defined in Section 409A of the Code, then the Company will defer the commencement of any 409A Severance Compensation (without any reduction in such payments or benefits ultimately paid or provided to the Executive) until the date that is six (6) months following your separation from service or, if earlier, the earliest other date as is permitted under Section 409A.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.

KIMCO REALTY CORPORATION,
a Maryland Corporation

By:	/s/ Milton Cooper
Milton Cooper
Chairman of the Board

/s/ Michael Pappagallo
Michael Pappagallo